Exhibit 99.1

NEWS RELEASE for November 1, 2007 at 4:05 PM EDT

Contact:	Allen & Caron Inc	Nita Moritz
	Jill Bertotti (investors)	Chief Financial Officer
	jill@allencaron.com	Netlist, Inc.
	Len Hall (media)	(949) 435-0025
len@allencaron.com
(949) 474-4300

NETLIST REPORTS 2007 THIRD QUARTER, NINE-MONTH RESULTS

IRVINE, CA (November 1, 2007) . . . Netlist, Inc. (NASDAQ: NLST) today reported financial results for the third quarter and nine months ended September 29, 2007.

Revenues for this year’s third quarter were $27.2 million compared to $43.5 million for the third quarter ended September 30, 2006.  While revenues did rebound from the $12.8 million recorded in this year’s second quarter, impacts of the decline in the DRAM market and the related decline in demand from certain OEM customers continued to impact pricing and business levels as compared to last year’s third quarter.  Gross margin for this year’s third quarter was 15.3 percent compared to16.0 percent in the year-earlier period.

Chief Executive Officer Chuck Hong said that some market stabilization in the DRAM market and resumption of certain OEM customer programs in the third quarter led to more active demand for Netlist products.  He commented, “While the business environment remains quite challenging, we are encouraged by the growing number of opportunities in the various memory module markets.  We continue to invest in sales and marketing in order to take advantage of these opportunities and increase the number of OEM design-wins and qualifications. Our goal is to be engaged in many more programs simultaneously to reduce the ‘lumpiness’ of quarter-to-quarter revenue levels that we are currently experiencing.”

Net loss for this year’s third quarter was $657,000, or a $0.03 loss per diluted share, compared to net income in last year’s third quarter of $1.8 million, or $0.12 per diluted share.  Included in the net loss was a pre-tax charge for net inventory losses of $1.5 million.  Fully diluted weighted-average shares outstanding for this year’s third quarter was 19,689,000, compared to 15,401,000 in the corresponding prior year period.  The increase was due to the Company’s initial public offering (IPO) in November 2006.  These results include stock-based compensation expense in the 2007 third quarter of $312,000, compared to $300,000 in the prior year period.

Revenues for the first nine months of 2007 were $77.5 million, compared to $109.4 million for the nine months ended September 30, 2006.  Gross margin for this year’s first nine months was 4.8 percent, compared with 14.1 percent in the prior year period.  Revenues and gross margins for this year’s first nine months were adversely impacted by the well-publicized decline throughout 2007 in the DRAM market and the related decline in demand from OEM customers.

Net loss for the first nine months of 2007 was $7.2 million, or a $0.37 loss per diluted share, compared to net income for the year-earlier period of $3.1 million, or $0.21 per diluted share.  Fully diluted weighted-average shares outstanding for this year’s first nine months was 19,655,000, compared to 15,248,000 in the prior year period.  These results include stock-based compensation expense in the first nine months of 2007 of $934,000, compared to $447,000 in prior year period.

As of September 30, 2007, cash, cash equivalents and investments in marketable securities were $30.6 million, total assets were $68.3 million, working capital was $27.1 million, total long-term debt was $939,000, and stockholders’ equity was $44.0 million.

Outlook for the Fourth Quarter of 2007

The DRAM market conditions remain uncertain in the near term. The Company currently projects that its revenue for the fourth quarter again should exceed $20 million.  However, if Netlist encounters adverse developments, such as the significant market price and customer demand deterioration, the risk of not achieving these current expectations will increase.

Conference Call Information

Netlist is conducting a conference call today to be broadcast live over the Internet at 5:00 pm Eastern Time to discuss and review the financial results for the third quarter and nine months ended September 29, 2007.  The live webcast and archived replay of the call can be accessed in the Events page of the Investor Relations section of Netlist’s website at www.netlist.com.

About Netlist, Inc.

Netlist designs and manufactures high-performance memory subsystems for the server and high- performance computing and communications markets. The Company’s memory subsystems are developed for applications in which high speed, high-capacity memory, functionality, small form factor, and heat dissipation are key requirements. These applications include tower servers, rack-mounted servers, blade servers, high performance computing clusters, engineering workstations, and telecommunication switches. Netlist maintains its headquarters and manufacturing facilities in Irvine, California, and in Suzhou, China.

Safe Harbor Statement

This news release contains forward-looking statements regarding future events and the future performance of Netlist, including future opportunities and growth for the company’s business. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected. These risks and uncertainties include, but are not limited to, the rapidly-changing nature of technology; volatility in the pricing of DRAM ICs; uncertainty of customer demand, including delays in expected qualifications; introductions of new products by competitors; changes in end-user demand for technology solutions; the Company’s ability to attract and retain skilled personnel; the Company’s reliance on suppliers of critical components; evolving industry standards; and the political and regulatory environment in the People’s Republic of China. Other risks and uncertainties are described in the Company’s annual report on Form 10-K, dated February 28, 2007, quarterly report on Form 10-Q dated August 14, 2007, and subsequent filings with the U.S. Securities and Exchange Commission made by the Company from time to time.  Netlist undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

Netlist, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006
Net sales	$27,194	$43,505	$77,543	$109,439
Cost of sales(1)	23,027	36,524	73,850	93,971
Gross profit	4,167	6,981	3,693	15,468
Operating expenses:
Research and development(1)	1,256	874	3,801	2,388
Selling, general and administrative(1)	4,040	2,583	11,589	6,494
Total operating expenses	5,296	3,457	15,390	8,882
Operating income (loss)	(1,129)	3,524	(11,697)	6,586
Other income (expense):
Interest income (expense), net	142	(565)	256	(1,514)
Other expense, net	(33)	(87)	(28)	(82)
Total other income (expense), net	109	(652)	228	(1,596)
Income (loss) before provision (benefit) for income taxes	(1,020)	2,872	(11,469)	4,990
Provision (benefit) for income taxes	(363)	1,084	(4,227)	1,896
Net income (loss)	$(657)	$1,788	$(7,242)	$3,094
Net income (loss) per common share:
Basic	$(0.03)	$0.16	$(0.37)	$0.28
Diluted	$(0.03)	$0.12	$(0.37)	$0.21
Weighted-average common shares outstanding:
Basic	19,689	11,235	19,655	11,072
Diluted	19,689	15,401	19,655	15,248

(1)  Amounts include stock-based compensation expense as follows:

Cost of sales	$53	$46	$161	$60
Research and development	40	49	105	71
Selling, general and administrative	219	205	668	316

Netlist, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	September 29, 2007	December 30, 2006
ASSETS
Current assets:
Cash and cash equivalents	$6,450	$30,975
Investments in marketable securities	16,079	5,267
Accounts receivable, net	16,338	23,703
Inventories	5,958	19,473
Deferred taxes	4,970	1,054
Prepaid expenses and other current assets	447	988
Total current assets	50,242	81,460

Property and equipment, net	8,071	3,830
Deferred taxes	1,237	576
Long-term investments in marketable securities	8,103	1,502
Other assets	690	326
Total assets	$68,343	$87,694

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,221	$11,680
Revolving line of credit	10,280	19,238
Current portion of long-term debt	829	1,033
Current portion of deferred gain on sale and leaseback transaction	118	118
Income taxes payable	—	552
Accrued expenses and other current liabilities	2,739	3,255
Total current liabilities	23,187	35,876
Long-term debt, net of current portion	939	1,230
Deferred gain on sale and leaseback transaction, net of current portion	255	344
Total liabilities	24,381	37,450

Commitments and contingencies

Stockholders’ equity:
Common stock	20	20
Additional paid-in capital	67,653	66,557
Note receivable from stockholder	—	(1)
Accumulated deficit	(23,729)	(16,332)
Accumulated other comprehensive income	18	—
Total stockholders’ equity	43,962	50,244
Total liabilities and stockholders’ equity	$68,343	$87,694

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